Consent of Independent Public Accounting Firm

The Board of Directors

Foamex Asia Company Limited.:

I consent to the incorporation by reference in the registration statements (Nos. 33-74264, 33-94154, and 333-90020) on Form S-8 of Foamex International Inc. of my report dated 29 March, 2007, with respect to the consolidated balance sheet of Foamex Asia Company Limited and its subsidiares as of 31 December 2006 and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the year then ended, which report appears in the 31 December 2006 annual report on Form 10-K of Foamex International Inc.

My report dated 29 March 2007, contains an explanatory paragraph that states that generally accepted accounting principles in Thailand vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Notes 27 and 28 to the consolidated financial statements.

(Vairoj Jindamaneepitak)

Certified Public Accountant

Registration No. 3565

KPMG Phoomchai Audit Ltd.

Bangkok

30 March 2007